                                                                  Exhibit 99.11

                      LIGHTHOUSE PUBLISHING GROUP, INC.
                             PUBLISHING AGREEMENT

     This AGREEMENT is effective the 1st day of October, 1997, between Wade B. Cook of Seattle, Washington (hereinafter called the Author) and Lighthouse Publishing Group, Inc., whose principal place of business is at 14675 Interurban Avenue South, Seattle, Washington, 98168, (hereinafter called the Publisher).

I.  GRANT OF            The Author hereby grants, assigns, and transfers to
    RIGHTS the Publisher the following exclusive rights and privileges to and in connection with a Work, presently entitled "Don't Set Goals (the Old Way)" which Work is a book.

                        A. The sole and exclusive book publication rights in
                   the United States, its territories, dependencies, and possessions, the Republic of the Philippines, and Canada, and the right to sell copies of the Work in the open market throughout the world.

                        B. The sole and exclusive subsidiary publication and
                   performance rights set forth in Article VIIA below. These subsidiary publication and performance rights are granted to the Publisher for the United States, its territories, dependencies, and possessions, the Republic of the Philippines, and Canada, and include the right to authorize others to exercise in any foreign country any of the rights granted to the Publisher.

II.  COPYRIGHT          It is understood and greed that the copyright shall
                   be secured by the Publisher in the name of the Work and the Publisher is hereby authorized to take all steps required to secure such copyright in the United States of America. The Publisher agrees to print an appropriate copyright notice in each and every copy of the published work and to require all parties to whom it grants licenses in connection with the work to do the same. The party in whose name copyright is registered shall hold for the benefit of the other such rights as the equities hereby created may prescribe. Unless it specifically agrees to do so in writing, the Publisher shall not be responsible for securing any copyright outside the United States of America.

III.  MANUSCRIPT        The Author agrees to deliver to the Publisher not
                   later than November 1, 1997 three finally revised copies of the manuscript satisfactory in form, style, and content and acceptable to the Publisher in its sole judgment and discretion.

   FORM OF              A. Unless otherwise agreed in writing, the Author
   MANUSCRIPT      shall furnish promptly and free of charge to the
                   Publisher, complete and ready for reproduction, all drawings, maps, photographs, charts and designs which are a part of or necessary to the text. If the Author fails to supply any necessary drawings, maps, photographs, charts and designs in satisfactory form and within the specified time, the Publishers shall have the right to have them made and the charges and expenses of making them shall be paid for by the Author.

                        B. The Publisher may, at his discretion, cause an
                   index to be made of the work and charge the cost thereof against any sums due the Author hereunder.

   AUTHOR               C. The provisions as to satisfaction and
   COMPLIANCE      acceptability to the Publisher and time of delivery of
                   such copy are material terms of this agreement and upon the Author's failure to comply with any of such provisions, the Publisher may at its option by written notice to the Author terminate this agreement, whereupon the Author shall return to the Publisher all amounts which it may have advance to him. In such event, if the manuscript should be completed subsequently, the Author shall nevertheless be obligated to offer the same to the Publisher, which at its option, shall have the right to publish the same upon the terms of the agreement.

   CORRECTIONS          D. If the Publisher is directed by the Author to make
                   alterations in any proofs from final copy as delivered, which shall cost more than ten percent of the cost of composition of the Work, the Author agrees to pay said excess. The Author shall pay in full for any corrections in the plates which he requires or which are necessary for the correction of actual errors after the plates have been made in conformity with the last proof as corrected by the Author. The Publisher shall upon request keep

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                   the Author informed of such excess charges.

  SUBSEQUENT            E. When the Publisher considers it necessary, it
  REVISIONS        shall have the right in it sole discretion to call upon
                   the Author to revise the Work, and the Author shall make such revisions. The provisions of this Agreement shall apply to revision of the Work by the Author as though any such revision were the original Work being published for the first time, except that the manuscript of the revised
                   Work shall be delivered in final form by the Author to the Publisher within a reasonable amount of time; further, no initial payment shall be made in connection with such revision. Should the Author not provide the revision within a reasonable time, or should the Author be deceased, the Publisher may have the revision done and charge the cost of such revision against royalties due or that may become due the Author, and may display in the revised Work, and in advertising, the name of the person or persons who revised the Work.

  RETYPING              F. If in the opinion of the publisher it is considered
                   expedient to have the manuscript retyped in as many copies as shall be necessary, the cost of such retyping shall be borne by the Author.


  PUBLISHER'S           G. The Publisher shall be free to prepare the manuscript
  DETERMINATION    of the Work for the printer in such manner as shall be
                   consistent with their publishing house style. All details as to the manner of publication, distribution and advertising, including the format and price of the Work in its manufactured form and the number and distribution of free copies, shall be left to the sole discretion of the Publisher.

                        H. The Publisher will use the same care in protecting
                   the manuscript and other material supplied to it hereunder as is its customary practice in protecting similar material in its possession, but it shall not be liable for damages, if any, resulting from the loss or destruction of such materials or any part thereof.

IV.  ADVANCE            The Publisher will pay to the Author as an advance
                   payment against all monies accruing to the Author under this agreement the sum of: None

V.   ROYALTIES          A. The Publisher shall pay to the Author the following
                   royalties on regular net sales, other than sales falling within (B) through (F) below on the Retail selling price of each copy sold: 10% on all copies sold.

  LIMITED               B. The Publisher shall pay the Author one half of the
  REPRINT          stipulated royalty, as stated above, on all copies sold from
  EDITION          a reprinting of 3,500 copies or less, made after one year
                   from the date of the first publication, this reduced royalty being provided by reason of the increased cost of manufacturing of small reprintings, to enable the Publisher to keep the Work in print and circulation as long as possible.

  SALE OF               C. Where sheets are sold, except as a reminder, the
  SHEETS percentage of royalty shall be the same as for bound books and shall be calculated on the net amount received by the Publisher.

  FREE                  D. No royalties shall be paid on copies furnished gratis
  COPIES to the Author, or for review, advertising, samples or like purposes.

  EXCERPTS              E. The Author grants sole and exclusive rights to the
  PERMISSIONS      Publisher in the exercise of its discretion, to grant
                   permission to publish extracts from the Work, whether or not a fee shall be collected on the Work for such use, the Publisher warranting to make no gratuitous grants of permissions, except as shall, in its estimate, advance the sale of the Work or enhance the public esteem of the Author, the Publisher shall pay to the Author one half of all sums of money received as compensation for such grants of permission to reprint extracts.

                        The Publisher is authorized to permit publication of
                   the Work in Braille, or photographing, recording and/or microfilming the Work for the physically handicapped without payment of fees and without compensation to the Author, providing no compensation is received by the Publisher. In case a compensation is received, the Publisher shall pay the Author fifty percent (50%) of the proceeds.

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VI. REMAINDERS          A. If, in the opinion of the Publisher, the Work
    OVERSTOCK      shall become unsalable in the ordinary channels of the
                   trade the Publisher may at its option sell part or all of the remaining copies as "remainders" after first informing the Author of its intention to do so.

                        B. The Author shall receive a royalty of ten percent
                   of the amount of the Publisher's sale price secured over the cost of production for all copies of overstock which the Publisher deems it expedient to sell at "remainder" prices, i.e., at less than half of the catalog retail price, except when these are sold at or below cost, in which case no royalty shall be paid.

VII. SUBSIDIARY         A. The further and additional rights referred to in
     RIGHTS this agreement are hereby defined to include the rights enumerated below, and are to be shared by the Author and the Publisher in the percentage indicated, less only such direct expenses, including agent's commissions, as shall be incurred by the Publisher in disposing of such rights:

                                                             To Author   To Publisher
                                                             ---------   ------------
                   1. Abridgment, condensation, or digest........50%         50%
                   2. Anthology or quotation.....................50%         50%
                   3. Book clubs or similar organizations........50%         50%
                   4. Reprint....................................50%         50%
                   5. Special editions...........................50%         50%
                   6. Second serial and syndication (including
                        reproduction in compilations, magazines,
                        newspapers, or books)....................50%         50%

                        B. All revenue derived from the sale of rights not
                   specifically enumerated, whether now in existence or hereinafter coming into existence, shall be shared equally by the Author and the Publisher.

                       C. All such rights shall be disposed of by the sale, lease, license, or otherwise by the Publisher who for that purpose is constituted the attorney-in-fact of the Author. The Author agrees to sign, make, execute, deliver and acknowledge all such papers, documents and agreements as may be necessary to effectuate the grants hereinabove contemplated. In the event that the Author shall fail to do so, they may be signed, executed, delivered and acknowledged by the Publisher as the attorney-in-fact of the Author with the same full force and effect as if signed by the Author. All sums due under this Agreement shall be paid to the Author's agent Money Chef, Inc. or other designated agent whose receipt shall be a full and valid discharge of the Publisher's obligations and who shall act with the authority of the Author in all matters arising out of this agreement.

IX.  PUBLICATION        The Publisher, in consideration of the rights granted,
     DATE agrees to publish the work at its own expense, in such style or styles as the Publisher deems most advisable, not later than 12 months after the Publisher's acceptance of the final revised manuscript (except on account of late delivery of manuscript by the Author, strikes, fires, other contingencies beyond the control of the Publisher or its suppliers, or advisability of postponement because of prospective advantageous trade conditions, in which event publication shall be postponed.)

XI.  AUTHOR'S          A. The Author represents and warrants to the
     WARRANTY Publisher: (a) that the work is original; (b) that he is the sole author and proprietor thereof, and has full power to enter into this agreement; (c) that the work has not heretofore been published in whole or part in volume form and that he has not entered into or become subject to any contract, agreement or understanding with respect thereto other than this agreement; (d) that if published it will not infringe upon any proprietary right at common law, or any statutory copyright, or any other right whatsoever;
                   and (e) that it is innocent and contains no matter whatsoever that is obscene, libelous, in violation of any right of privacy or otherwise in contravention of law. The Author shall indemnify and hold harmless the Publisher against any damage or judgment, including court costs and attorneys' fees, which may be substained or recovered against the Publisher by reason of the publication or sale of the Work, arising from anything contained herein. Author shall also reimburse the Publisher for all expenses including court costs, attorney's fees and amounts paid in settlement, sustained by the Publisher in resisting any claim, demand, suit, action or proceeding asserted or instituted against the Publisher based upon the publication sale of the Work by reason of anything contained therein.

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  PLAINTIFF             B. The Author hereby grants to the Publisher the right,
  ACTION           if copyright is in the Author's name, to bring in the name
  COPYRIGHT        of the Author as plaintiff or complainant, any action or
  ASSIGNMENT       proceeding for the enjoining of an infringement of the
                   copyright in the said Work and for any damages resulting therefrom, and the net amount recovered after deducting all expenses of suit shall be divided equally between the Author and Publisher. The copyright shall be assigned by either party to the other on demand, when necessary for bringing, defending or maintaining a copyright action under this agreement, after the termination of which action the copyright shall on demand be reassigned.

  COMPETING             C. The Author will not, without the written consent
  WORKS of the Publisher, write, print, publish or produce, or cause to be written, printed, published or produced, during the continuance of this contract, any other edition of said
                   Work or any work in any form of a similar character or title tending to interfere with or injure the sale of the Work in any manner.

  AUTHOR'S              D. The Author agrees, in the event that the Author
  PERMISSION       plans to incorporate in the Work any writings or composition previously published elsewhere, to obtain and deliver to the Publisher proper and complete written permission and authorization to reprint same from the owner of the copyright covering same.

XII.                   In case the Publisher fails to keep said Work in print
WITHDRAWAL         and for sale and after written demand from the Author,
OF WORK            declines or neglects to reprint the work within six months and to offer it for sale, or in the event that, after one year from the date of the first publication, the Work in the opinion of the Publisher is no longer merchantable or profitable, and it gives one month's notice to the Author of its desire and intention to discontinue publication, this contract shall terminate and all rights preserved, with any plates of illustrations furnished by the Author and any remaining copies and sheets shall be transferred to the Author, provided that Author shall pay the manufacturing costs (including composition) of such plates and the manufacturing cost of such remaining copies or sheets, in default of which payments the Publisher shall have the rights to destroy any plates and to sell remaining copies or sheets at cost of less, without payment of royalty to the Author upon such copies or sheets. In case of the termination of the contract, if the copyright is in the name of the Publisher it shall assign said copyright to the Author.

                        The Work shall not be considered to be out of print
                   if it is on public sale in any printed edition, in the United States, or if there shall be in existence a contract for cheap edition publication which provides for publication within six (6) months after the work is out of print in the regular edition.

XIII.                   A. If a petition in bankruptcy (as distinguished from
BANKRUPTCY         reorganization or arrangement) shall be filed by the
                   Publisher, or shall be filed against the Publisher and finally sustained, the Author shall have the right to buy back, at his option, to be exercised in thirty days, the rights of publication at their fair market value, to be determined by agreement, together with any plates or remaining copies of sheets, at their fair market value, this also to be determined by agreement, and thereupon this contract shall terminate. However, no reversion of rights under this clause shall take place until after the Author has repaid to the Publisher any indebtedness incurred by him and still outstanding under this agreement. If this agreement contains a clause of option on future books by the Author, such clause shall become null and void in event of the Publisher's bankruptcy or receivership.

  AUTHOR'S              B. The Author, upon his written request, shall have
  EXAMINATION      the right to examine or cause to be examined through
                   certified public accountants the books of account of the Publisher insofar as such books of account shall relate to the Work. If such examination shall reveal errors of accounting (other than those arising from an interpretation of this agreement) amounting to a sum in excess of ten percent of the total royalties earned in the period under examination to the Author's disadvantage, the costs of such examination shall be borne by the Publisher, otherwise such costs shall be borne by the Author.

XIV.  SEMI-             The Publisher agrees to render semi-annual statements
      ANNUAL       of account to March 31st and September 30th of each year,
      STATEMENTS   on the succeeding July 1st and January 1st and to make
      PAYMENTS     settlements in cash or about said last mentioned dates. In making accountings, the Publisher shall have the right to allow for a reasonable reserve against returns and nonpayment of invoices for copies billed out by the Publisher.

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XV.  AUTHOR'S           The Publisher agrees to present to the Author 100 (one
     COPIES hundred) free copies of said Work upon publication, and to permit the Author to purchase from it further copies for its own personal use, at a discount of forty percent off list price. Author shall be billed directly for these copies, and shall make payment therefor within 30 days of invoice date. No consignment sales shall be made to Author. Author shall not receive royalties on sales made to him.

XVI. RECOVERABLE        All payments made by Publisher to the Author, whether
     PAYMENTS under this agreement or not, shall be chargeable against and recoverable from any or all monies accruing to the Author under this contract and for all other contracts been the parties of their assigns.

XVII. TAX               It is mutually agreed that State, Federal, and Foreign
      WITHHOLDING  taxes on the Author's earnings, when paid by the
                   Publisher, are proper charges against the Author's earnings due under this agreement, and may be withheld by the Publisher.

XVIII.                  This agreement shall be binding upon and shall ensure
ASSIGNMENT         to the benefit of the parties hereto, their successors,
                   assigns, executors, administrators and/or personal representatives and may be assigned by either party hereto, except that no assignment by the Author shall be valid against the Publisher unless the Publisher has received written notice therefrom from the Author and has consented to the same in writing.

XIX.                    Any controversy or claim arising out of this agreement
ARBITRATION        or the breach thereof shall be settled by arbitration in
                   accordance with rules then obtaining of the American
                   Arbitration Association, and judgment upon the award may be entered in the highest court of the form, State or Federal, having jurisdiction. Such arbitration shall be held in the City of Seattle, Washington, unless otherwise agreed by the parties. The Author may at his option, in case of failure to pay royalties, refuse to arbitrate, and pursue his legal remedies.

XX.  NOTICES            Any written notice required under any of the
                   provisions of this agreement shall be deemed to have been properly served by delivery in person or by mailing the same to the parties hereto at the addresses set forth above, except as the addresses may be changed by notice in writing; provided, however, that notices of termination shall be sent by registered mail.

XXI. WAIVER             A waiver of any breach of this agreement or of any of
                   the terms or ocnditions by either party thereto shall not be deemed a waiver of any repetition of such breach or in any wise affect any other terms or conditions hereof; no waiver shall be valid or binding unless it shall be in writing, and signed by the parties.

XXII. DELIVERY          This agreement shall no be binding on either the
      OF CONTRACT  Publisher or the Author unless it is signed by both parties and delivered to the Publisher within a period of two months from the date of the agreement.

The changes, alterations and interlineations made in Articles VII,X,XVI of this contract and the additional Articles numbered NONE made and added before execution hereof.

    IN WITNESS WHEREOF, the parties hereto have hereunto affixed their respective hands and seals the day and year first above written.

LIGHTHOUSE PUBLISHING GROUP, INC.


/s/ Cheryle Hamilton                   /s/ Wade B. Cook
------------------------               -------------------------
By: Cheryle Hamilton                   Wade B. Cook, Author


1/12/98                                1-9-98
------------------------               -------------------------
Date:                                  Date:

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

                         Distribution Agreement

This agreement, made Sept. 21, 1997 by and between Origin Trade Books,

    Inc. (Origin) of 6200 South 380 West, Murray, Utah, 84107, and

Publisher Lighthouse Publishing Group, Inc., a subsidiary of Wade Cook
                          Financial Corporation.

                 Address: 14675 Interurban Avenue South
                     Seattle, Washington 98168-4664

                Telephone: 206-901-3000 Fax: 206-901-3100
                             E-Mail Address
                      Contact: Cheryle Hamilton
                         ISBN Prefix: 0-910019-

TRADE DISTRIBUTION SERVICE

   1. Origin will sell and distribute Publisher's Don't Set Goals (The Old Way) exclusively to the retail and wholesale book trade, libraries, warehouse clubs, and mass merchandisers as mutually agreed to.

PERFORMANCE BY ORIGIN

   2. Origin agrees to use its best efforts to sell and distribute Publisher's title(s) so as to obtain the greatest revenues consistent with the character of the title(s) and sound business practices in the publishing industry. Furthermore, Origin shall, to the best of its ability, perform the other services customarily rendered by book distributors which shall include: warehousing, shipping, billing, customer service, the collection of accounts receivable (but not litigation) and the processing of returns.

   3. Origin may hold a sales conference for the Publisher to present forthcoming titles to the sales and marketing team before each selling season commences. Origin will notify Publisher of the date, time and place of each sales conference.

   4. Origin shall prepare its own order forms, invoices and other forms to be used in the selling and billing of titles at its own expense.

   5. Origin will provide basic trade marketing support at its own expense. Trade marketing shall be defined as preparing seasonal catalogs, wholesale microfiche charges and part of the space cost of participating in the ABA convention.

   6. Origin will offer special advertising and promotional opportunities, including premium placement/display, catalog ads, special events, author signings, secondary displays and consumer point-of-purchase signage for an additional fee at the option of the publisher.

   7. Origin shall maintain an 800# order line for the use of selling and customer service. VISA and MasterCard facility will be made available to customers.

   8. Origin or its agents will sell Publisher's title(s) to the trade under Origin's trade retail and wholesale discount policies, which are subject to change from time to time.

   9. Origin shall hold Publisher's inventory on consignment in Origin's warehouse for the sale of Publisher's title(s), with legal title being retained by Publisher until Origin's sale and shipment of the product. Origin and Publisher shall mutually determine the quantities of each title being held on consignment.

   10. Origin will store Publisher's books in a neat and orderly manner. However, Publisher agrees to remove inventory within 60 days after advance notification by Origin when Origin determines current levels of inventory are in excess of current sales requirements.

   11. Origin shall charge Publisher for services rendered on the basis of a percentage of Net Sales (defined as gross sales less returns). Origin's percentage shall cover all services except those as otherwise specified in this agreement. The percentage shall be in effect for one year from the first month of billing and will be subject to review and revision each year (12 months of billing activity) and every subsequent year as long as this agreement is in force.

Sales and Distribution Charge as a percentage of Net Sales:

             Commencing with the October 1997 sales period:
                            20% of all sales.

   12. On or about the fifteenth day after the close of each monthly accounting period, Origin will render to Publisher a detailed accounting of all sales, current month's returns, and other charges, if any, occurring in that period. Returns will be deducted from Origin's monthly payment to publisher in the same month in which the deduction is taken against Origin.

   13. Payments of the amounts due Publisher shall accompany the statement and shall be made on the following schedule:


   100% of the monies due 120 days after the close of each accounting month, with a 15 day grace period.

   14. Origin shall provide to Publisher monthly statements of all sales and distribution activities. These reports shall record the number of books of each title received from Publisher, the number shipped to or returned from booksellers and such other reports that Origin prepares to inform Publisher of sales of its titles.

   15. In the event that Publisher's monthly returns deduction exceeds the amounts owed by Origin in any monthly payment period, Origin can, at its option:

   A. bill Publisher for the amount payable upon presentation, or,

   B. carry the credit balance over to the next period and any thereafter until the obligation to Origin has been completely satisfied.

   16. Origin shall make every effort, short of bad debt collection procedures or collection lawsuits, to collect from its accounts the monies due on Origin sales of Publisher's titles. If it is determined by Origin that it cannot collect receivables from delinquent accounts, then Origin agrees to turn the delinquent account(s) over to Publisher for collection purposes. Origin retains the right to provide collection efforts and, if successful, shall remit to Publisher the pro rata share after costs and expenses of said collection efforts.

PERFORMANCE BY PUBLISHER

   17. Publisher shall publish titles that include the following information: copyright information, Library of Congress cataloguing in publication data, full ISBN number, EAN bar coding and the price printed on the back cover of each copy and such other data as is standard to the bookselling industry.

   18. Publisher shall provide Origin upon request with seasonal catalog copy, tip sheet copy, jacket cover art and selling materials as may be required by the Origin sales force.

   19. Publisher shall inform Origin of its intent to declare titles out of print in a timely and appropriate manner by written notice. Publisher shall also advertise all out of print declarations at its own expense. Origin agrees to handle the placing of such ads.

   20. Publisher shall bear the cost for all advertising,promotion and publicity to the consumer and trade, except for those basic activities identified in paragraph 5. Origin must first obtain written consent from Publisher for any advertising, promotion and publicity expenditures that it makes on behalf of Publisher.

   21. Publisher holds the right to remainder any of its mint titles as long as Origin shall be given ninety (90) days written notification prior to the remainder sale. Publisher shall make all arrangements, and incur all costs, including packing and shipping with respect to the remainder sale.

   22. Publisher shall be responsible for insuring its inventory being held in Origin's warehouse, or advising Origin in writing of its decision to self-insure. Origin's responsibility is limited to careful and prudent handling of all goods in its possession, but it assumes no responsibility for fire, theft or other hazards that could be covered by all risk insurance.

MISCELLANEOUS

   23. Titles that are determined to be in unsaleable condition due to damage or shelf worn conditions resulting from being in retail stores or at wholesaler premises will be stored separately. Such titles will be returned to Publisher from time to time or at Publisher's written request, Origin will destroy such titles, or donate them to an approved charitable organization.

   24. It is understood and agreed that this contract is a sales and distribution agreement only, and that Publisher retains all of Publisher's liabilities in their entirety.

TERMS OF AGREEMENT

   25. This agreement shall be in force for a period of 12 months. Subsequent cancellation by either Origin or Publisher requires one hundred and twenty days (120) advance notification before the anniversary date. If notification is not given then this agreement will renew on a year to year basis with 120 days advance notification still required.

ARBITRATION

   26. Any disputes arising under this Agreement shall be submitted to, determined and settled by formal arbitration at the joint equal cost of the parties in Murray, UT, pursuant to the laws of the State of Utah and the rules of the American Arbitration Association. The parties agree to be bound to and abide by the arbitration decision.

   27. Any notice to be given under this agreement shall be in writing and may be effected, either by personal delivery, or by U.S. mail, return receipt requested. Mailed notices shall be sent to the parties at their following addresses:

   Origin Book Sales, Inc.        Lighthouse Publishing Group
   Mike Hurst                     Attn: Cheryle Hamilton
   6200 South                     14675 Interurban Ave South
   Murray, UT 84107               Seattle, WA 981684664



In witness whereof, each of the parties hereto have caused its duly authorized representative on its behalf to execute this agreement.

Origin Book Sales, Inc.           Lighthouse Publishing Group, Inc.

/s/ Mike Hurst                    /s/ Cheryle Hamilton
-----------------------           ----------------------
Mike Hurst, General Manager       Cheryle Hamilton, Executive Administrator
10-1-97                           9-21-97
------------------                ---------------
Date                              Date

                         Distribution Agreement

This agreement, made Sept. 21, 1997 by and between Origin Trade Books,

    Inc. (Origin) of 6200 South 380 West, Murray, Utah, 84107, and

Publisher Lighthouse Publishing Group, Inc., a subsidiary of Wade Cook
                          Financial Corporation.

                 Address: 14675 Interurban Avenue South
                     Seattle, Washington 98168-4664

                Telephone: 206-901-3000 Fax: 206-901-3100
                             E-Mail Address
                      Contact: Cheryle Hamilton
                         ISBN Prefix: 0-910019-

TRADE DISTRIBUTION SERVICE

   1. Origin will sell and distribute Publisher's titles listed in Attachment "A" exclusively to the retail and wholesale book trade, libraries, warehouse clubs, and mass merchandisers NOT listed in Attachment "B".

PERFORMANCE BY ORIGIN

   2. Origin agrees to use its best efforts to sell and distribute Publisher's title(s) so as to obtain the greatest revenues consistent with the character of the title(s) and sound business practices in the publishing industry. Furthermore, Origin shall, to the best of its ability, perform the other services customarily rendered by book distributors which shall include: warehousing, shipping, billing, customer service, the collection of accounts receivable (but not litigation) and the processing of returns.

   3. Origin may hold a sales conference for the Publisher to present forthcoming titles to the sales and marketing team before each selling season commences. Origin will notify Publisher of the date, time and place of each sales conference.

   4. Origin shall prepare its own order forms, invoices and other forms to be used in the selling and billing of titles at its own expense.

   5. Origin will provide basic trade marketing support at its own expense. Trade marketing shall be defined as preparing seasonal catalogs, wholesale microfiche charges and part of the space cost of participating in the ABA convention.

   6. Origin will offer special advertising and promotional opportunities, including premium placement/display, catalog ads, special events, author signings, secondary displays and consumer point-of-purchase signage for an additional fee at the option of the publisher.

   7. Origin shall maintain an 800# order line for the use of selling and customer service. VISA and MasterCard facility will be made available to customers.

   8. Origin or its agents will sell Publisher's title(s) to the trade under Origin's trade retail and wholesale discount policies, which are subject to change from time to time.

   9. Origin shall hold Publisher's inventory on consignment in Origin's warehouse for the sale of Publisher's title(s), with legal title being retained by Publisher until Origin's sale and shipment of the product. Origin and Publisher shall mutually determine the quantities of each title being held on consignment.

   10. Origin will store Publisher's books in a near and orderly manner. However, Publisher agrees to remove inventory within 60 days after advance notification by Origin when Origin determines current levels of inventory are in excess of current sales requirements.

   11. Origin shall charge Publisher for services rendered on the basis of a percentage of Net Sales (defined as gross sales less returns). Origin's percentage shall cover all services except those as otherwise specified in this agreement. The percentage shall be in effect for one year from the first month of billing and will be subject to review and revision each year (12 months of billing activity) and every subsequent year as long as this agreement is in force.

Sales and Distribution Charge as a percentage of Net Sales:

             Commencing with the October 1997 sales period:
                            20% of all sales.

   12. On or about the fifteenth day after the close of each monthly accounting period, Origin will render to Publisher a detailed accounting of all sales, current month's returns, and other charges, if any, occurring in that period. Returns will be deducted from Origin's monthly payment to publisher in the same month in which the deduction is taken against Origin.

   13. Payments of the amounts due Publisher shall accompany the statement and shall be made on the following schedule:


   100% of the monies due 120 days after the close of each accounting month, with a 15 day grace period.

   14. Origin shall provide to Publisher monthly statements of all sales and distribution activities. These reports shall record the number of books of each title received from Publisher, the number shipped to or returned from booksellers and such other reports that Origin prepares to inform Publisher of sales of its titles.

   15. In the event that Publisher's monthly returns deduction exceeds the amounts owed by Origin in any monthly payment period, Origin can, at its option:

   A. bill Publisher for the amount payable upon presentation, or,

   B. carry the credit balance over to the next period and any thereafter until the obligation to Origin has been completely satisfied.

   16. Origin shall make every effort, short of bad debt collection procedures or collection lawsuits, to collect from its accounts the monies due on Origin sales of Publisher's titles. If it is determined by Origin that it cannot collect receivables from delinquent accounts, then Origin agrees to turn the delinquent account(s) over to Publisher for collection purposes. Origin retains the right to provide collection efforts and, if successful, shall remit to Publisher the pro rata share after costs and expenses of said collection efforts.

PERFORMANCE BY PUBLISHER

   17. Publisher shall publish titles that include the following information: copyright information, Library of Congress cataloguing in publication data, full ISBN number, EAN bar coding and the price printed on the back cover of each copy and such other data as is standard to the bookselling industry.

   18. Publisher shall provide Origin upon request with seasonal catalog copy, tip sheet copy, jacket cover art and selling materials as may be required by the Origin sales force.

   19. Publisher shall inform Origin of its intent to declare titles out of print in a timely and appropriate manner by written notice. Publisher shall also advertise all out of print declarations at its own expense. Origin agrees to handle the placing of such ads.

   20. Publisher shall bear the cost for all advertising, promotion and publicity to the consumer and trade, except for those basic activities identified in paragraph 5. Origin must first obtain written consent from Publisher for any advertising, promotion and publicity expenditures that it makes on behalf of Publisher.

   21. Publisher holds the right to remainder any of its mint titles as long as Origin shall be given ninety (90) days written notification prior to the remainder sale. Publisher shall make all arrangements, and incur all costs, including packing and shipping with respect to the remainder sale.

   22. Publisher shall be responsible for insuring its inventory being held in Origin's warehouse, or advising Origin in writing of its decision to self-insure. Origin's responsibility is limited to careful and prudent handling of all goods in its possession, but it assumes no responsibility for fire, theft or other hazards that could be covered by all risk insurance.

MISCELLANEOUS

   23. Titles that are determined to be in unsaleable condition due to damage or shelf worn conditions resulting from being in retail stores or at wholesaler premises will be stored separately. Such titles will be returned to Publisher from time to time or at Publisher's written request, Origin will destroy such titles, or donate them to an approved charitable organization.

   24. It is understood and agreed that this contract is a sales and distribution agreement only, and that Publisher retains all of Publisher's liabilities in their entirety.

TERMS OF AGREEMENT

   25. This agreement shall be in force for a period of 12 months. Subsequent cancellation by either Origin or Publisher requires one hundred and twenty days (120) advance notification before the anniversary date. If notification is not given then this agreement will renew on a year to year basis with 120 days advance notification still required.

ARBITRATION

   26. Any disputes arising under this Agreement shall be submitted to, determined and settled by formal arbitration at the joint equal cost of the parties in Murray, UT, pursuant to the laws of the State of Utah and the rules of the American Arbitration Association. The parties agree to be bound to and abide by the arbitration decision.

   27. Any notice to be given under this agreement shall be in writing and may be effected, either by personal delivery, or by U.S. mail, return receipt requested. Mailed notices shall be sent to the parties at their following addresses:

   Origin Book Sales, Inc.        Lighthouse Publishing Group
   Mike Hurst                     Attn: Cheryle Hamilton
   6200 South                     14675 Interurban Ave South
   Murray, UT 84107               Seattle, WA 981684664



In witness whereof, each of the parties hereto have caused its duly authorized representative on its behalf to execute this agreement.

Origin Book Sales, Inc.           Lighthouse Publishing Group, Inc.

/s/ Mike Hurst                    /s/ Cheryle Hamilton
-----------------------           ----------------------
Mike Hurst, General Manager       Cheryle Hamilton, Executive Administrator
10-1-97                           9-27-97
------------------                ---------------
Date                              Date

CONTRACT ATTACHMENT "A"

Titles to be sold by Origin Trade Books, Inc. for Lighthouse Publishing Group, Inc.

      Wallstreet Money Machine
      Real Estate Money Machine
      Stock Market Miracles
      How to Pick up Foreclosures
      Brilliant Deductions
      Bear Market Baloney
      Business Buy The Bible

ATTACHMENT "B"


Account                                                  Street                                City           State  Zip
1   American Wholesale Book Co./Books A Million          4350 Dryson Blvd                      Florence          AL  35630
2   B. Dalton Booksellers                                111 Fifth Ave, 2nd Fl                 New York          NY  10011
3   Baker & Taylor                                       44 Kirby Avenue                       Somerville        NJ  08876
4   Barnes & Noble                                       111 Fifth Ave, 2nd Fl                 New York          NY  10011
5   Barnes & Noble #200                                  6 E. 18th St.                         New York          NY  10003
6   Othelot                                              1829 Reisterstown Rd. #130            Baltimore         MD  21208
7   Bookazine                                            75 Book Road                          Bayonne           NJ  07002
8   Bookland of Maine                                    78 Atlantic Place                     South Portland    ME  04106
9   Borders, Inc.                                        515 East Liberty                      Ann Arbor         MI  48108
10  Brodard                                              500 Arch St.                          Williamsport      PA  17705
11  Clean Well Lighted Place for Books                   601 Van Ness Ave                      San Francisco     CA  94102
12  Collseum Books                                       1775 Broadway, Ste 507                New York          NY  10019
13  Crown Books Inc.                                     3300 7th Ave.                         Landover          MD  20785
14  Follett College Stores                               400 W Grand                           Elmhurst          IL  60126
15  Hastings                                             3601 Plains Blvd. Suite 1             Amarillo          TX  19102
16  Ingram                                               1 Ingram Rd.                          La Vergne         TN  37088
17  Lauriat's Inc/Encore/Royal                           10 Pequot Way                         Canton            MA  02021
18  Marboro Books                                        One Pond Road                         Rockleigh         NJ  07647
19  Musicland Group                                      2001 Musicland Dr.                    Franklin          IN  46131
20  NACS Corp                                            528 E. Lorain St.                     Oberlin           OH  44074
21  New England Mobile Book Fair                         82 Needham St.                        Newton Highlands  MA  02161
22  Powell's Books                                       1005 Av Burnside                      Portland          OR  97209
23  Rizzoli Bookstore                                    300 Park Ave South                    New York          NY  10010
24  Tattered Cover                                       1628 16th Street                      Denver            CO  80202
25  Tower Books                                          2601 Del Monte Street                 W. Sacramento     CA  92691
26  Virgin Megastore                                     4751 Wilshire Blvd.                   Los Angeles       CA  90010
27  Waldenbooks                                          3451 S. State St.                     Ann Arbor         MI  48108
28  Waterstone's                                         2191 Hornig Road                      Philadephia       PA  19116
